Exhibit 99.1

Long Island Iced Tea Corp. Appoints Tom Cardella to its Board of Directors

Hicksville, NY (April 5, 2016) — Long Island Iced Tea Corp. (OTCQB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, today announced the appointment of Tom Cardella to its Board of Directors. Mr. Cardella first joined the Company as part of its Advisory Board in October 2015 and will be now transitioning to the Board of Directors.

Philip Thomas, Chief Executive Officer of Long Island Iced Tea Corp., commented, “Tom has been an invaluable member of our Advisory Board who brings a wealth of proven business and industry experience, and we are excited for his continued contributions to the Company as a Director.”

“I am honored to serve on the board of a company with such a strong and compelling brand,” Cardella said. “I look forward to working together with the board and management team to continue to deliver their vision.”

Mr. Cardella has decades of experience in the beverage industry, most recently as President and Chief Executive Officer of Tenth and Blake Beer Company, the craft, import and cider division of MillerCoors. He also served as eastern division president for MillerCoors, where he was responsible for all commercial operations in the eastern half of the United States.

Mr. Cardella also serves on the Board of Directors of the Green Bay Packers, the United Way of Greater Milwaukee and the Marcus Center for Performing Arts. He holds a Bachelor of Arts from the State University of New York at Geneseo, and completed the Advanced Management Program at Harvard University Graduate School of Business Administration.

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com